 Exhibit 10.5

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”) by and between SCIO DIAMOND TECHNOLOGY CORPORATION, a Nevada corporation (“Company”), and Michael W. McMahon (the “Executive”), is made and entered into as of August 3, 2012.

W I T N E S S E T H :

WHEREAS, the Board of Directors of the Company (the "Board of Directors") has determined that it is in the best interests of the Company and its shareholders to enter into this Agreement in order to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Qualifying Change in Control (as defined herein) of the Company; and

WHEREAS, Executive has determined that it is in the best interests of the Executive to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises, the promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, it is hereby agreed as follows:

1. Term.  The initial term of this Agreement shall be for a two year period beginning on the execution date of this Agreement and ending on the second anniversary thereof. This Agreement will automatically renew for subsequent one year periods (each a “Renewal Period”) unless, at least 90 days prior to the beginning of a Renewal Period, the Company shall give notice to Executive that this Agreement shall not be so renewed.

2. Terms of At-Will Employment.

(a) Executive and the Company acknowledge that the Executive shall have no rights to continued employment under this Agreement and that, if the Executive's employment is otherwise "at will" that such "at will" employment status is not changes by this Agreement.

(b) During the term of his employment by the Company, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote reasonable attention and time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive by the Board of Directors, to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.

3. Qualifying Change in Control Payment.

If the employment of Executive terminates pursuant to a Qualifying Termination and Notice of Termination is given by the Company or Executive within four months prior to a Qualifying Change in Control or one year following a Qualifying Change in Control, then:

(a) The Company shall pay Executive a lump sum in cash (less applicable withholdings) (x) within 7 days of the date of termination, if the termination occurs on or after the applicable Qualifying Change in Control and within one (1) year of the Qualifying Change in Control date, or (y) on the date of the Qualifying Change in Control, if the termination occurs within the four months prior to the Qualifying Change in Control.  The lump sum severance compensation shall be an amount equal to his then current (as of the date of termination) monthly base salary multiplied by 24 months, less any severance benefits, if any, paid to Executive under his Amended and Restated Offer of Employment on account of his termination by the Company within four (4) months of the Qualifying Change in Control (being both severance benefits and COBRA payments).  If Executive's date of termination is on or after the Qualifying Change in Control, the Executive will also be paid any base salary and/or bonus earned or accrued through the date of termination and not previously paid (including any amounts awarded for previous years but which were not yet vested), subject to applicable withholdings; and

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(b) The Company will provide the Executive with the following payments ("Separation Payments") which payments are intended to roughly offset on an after-tax basis the potential costs of providing medical and other employee benefits that may be lost during the 24 months following a Qualifying Termination, but which payments shall be as set forth herein regardless of whether the pre-tax value of the lost benefits is greater or less than the payments set forth herein): $2,700 per month, less any applicable tax withholding, paid on the first business day of each month, beginning on the first business day of the first month that begins following the date of termination (if the termination date is on or after the date of the applicable Qualifying Change in Control) or beginning on the first business day of the first month coincident with or next following the Qualifying Change in Control date if the termination date occurred prior to the Qualifying Change in Control date, and ending after the first business day of the 24th month that begins following the termination date or the Qualifying Change in Control date, as applicable.

The foregoing shall be in addition to any other rights that Executive may be entitled to under any other agreements with, or benefit plans of, the Company.

The parties intend that the payments and other compensation provided for herein are reasonable compensation for Executive's services to the Company (and/or agreement not to compete with the Company) and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Code.  Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of Executive which are deemed to be “parachute payments” as that term is defined in Section 280G of the Code shall be modified or reduced to the extent, but only to the extent, necessary to avoid the imposition of excise taxes on Executive under Section 4999 of the Code or the disallowance of a deduction to the Company under Section 280(a) of the Code.

4. Restrictive Covenants.

(a) No Solicitation of Customers.  During Executive’s employment with the Company and for a period of 24 months thereafter, Executive shall not (except on behalf of or with the prior written consent of the Company), either directly or indirectly, on Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business located in the Territory, any person or entity that is or was a customer of the Company or any of its Affiliates at any time during the 12 months prior to the date of termination and with whom Executive has had material contact.

(b) No Recruitment of Personnel.  During Executive’s employment with the Company and for a period of 24 months thereafter, Executive shall not, either directly or indirectly, on Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Company or any of its Affiliates, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

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(c) Non-Competition Agreement. During Executive’s employment with the Company and for a period of 24 months thereafter, Executive shall not (without the prior written consent of the Company) compete with the Company or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 5% investment in, a Competing Business located in the Territory.

The provisions of this Section 4 shall cease to apply if the Executive is terminated by the Company, or the Executive terminates his employment with the Company, under circumstances that do not require payments to the Executive pursuant to Section 3 of this Agreement; provided that with respect to any Qualifying Termination that occurs prior to the occurrence of a Qualifying Change in Control, the provisions of this Section 4 shall continue to apply for at least four months following such Qualifying Termination in order to allow time to determine whether a Qualifying Change in Control will occur within the requisite time-frame such that payments will be required to be made to the Executive pursuant to Section 3 of this Agreement.

5. Compliance with Section 409A.

(a) This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code and any regulations and Treasury guidance promulgated thereunder (the “Code”) to the maximum extent possible through the short term deferral exception of Treas. Reg. §1.409A-1(b)(4) and the separation pay plan exception of Treas. Reg. §1.409A-1(b)(9), and shall be interpreted and administered accordingly.  Any payments exempt under the separation pay plan exception shall be paid no later than the last day of the second calendar year following the calendar year in which Executive's termination of employment occurs.  For purposes of Code Section 409A, the Executive's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(b) The Company and Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure exemption from, or as needed, compliance with, Section 409A of the Code.

(c) The Company makes no representation or warranty as to the tax effect of any of the preceding provisions, and the provisions of this Agreement shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement.  The Company shall not be liable to Executive or any other person for any payment made under this Agreement which is determined to result in the imposition of an excise tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

(d) Notwithstanding the timing of any payments pursuant to Section 3 of this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i)  With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (x) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (y) the date of the Employee’s death (the “Delay Period”) to the extent required under Code Section 409A.  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

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(ii)   To the extent any benefits provided during the first six months after Executive’s termination are considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the costs of such benefits during the first six months following termination and shall be reimbursed, to the extent such costs would otherwise have been paid by the Company or to the extent such benefits would otherwise have been provided by the Company at no cost to the Executive, the cost of such coverage six months after Executive’s termination.

6. Certain Definitions.

(a) “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Company.

(b) “Business” shall mean the production of cultured diamonds, and any other related business engaged in by the Company or any of its Affiliates as of the date of termination.

(c) “Change in Control” shall mean a (x) change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company (in accordance with Treasury Regulation § 1.409A-3(i)(5) (as it may be amended and including any successor regulation).

(d) "Cause" shall mean (A)  the willful and continued failure of Executive to perform substantially his duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or condition or any such failure subsequent to Executive being delivered a Notice of Termination without Cause by the Company or Executive delivering a Notice of Termination for Good Reason to the Company) that is not remedied within 30 days after a written demand for substantial performance is delivered to Executive by the Chairman of the Board or the Chairman of the Compensation Committee which specifically identifies the manner in which Executive has not substantially performed Executive’s duties and that such failure if not remedied constitutes “Cause” under this Agreement, (B)  Executive’s conviction by a court of law, Executive’s admission in a legal proceeding that he is guilty or Executive’s plea of nolo contendere, in each case, with respect to a felony, (C) Disability, (D) death, or (E) Retirement.

For purposes of this subsection (d), no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive’s action or omission was in, or not opposed to, the best interests of the Company.

(e) “Company Value"  means, with respect to a Change in Control, the total amount paid or payable, directly or indirectly, to, or for the benefit of, the Company (including any subsidiary thereof) and/or (but without duplication) the equity security holders of the Company (“Equityholders”) in respect of their Company equity securities, including amounts paid or payable to holders of options, warrants or convertible securities, of (i) cash, (ii) equity securities or other equity interests or debt securities or notes, (iii) in a sale of assets, the fair value of assets retained by the Company after consummation of the Change In Control minus the fair value of any liabilities retained by the Company after consummation of the Change in Control; (iv) the amount of any other consideration paid or payable to, or for the benefit of, the Company or to any Equityholder in respect of their Company equity securities, including any consideration held in escrow, future payments which are contingent upon the performance of the Company or any successor to the Company, and the amount of any extraordinary dividends or distributions paid to the holders of the Company’s equity securities in connection with the Change in Control.  In the event a Change in Control is accomplished through a recapitalization, reorganization, restructuring, tender offer or other share purchase that results in an acquisition of less than all of the Company's outstanding equity securities, or other similar transaction, the Company Value shall also include the value of the Company’s equity securities or other equity interests retained by its Equityholders.  If any part of the Change in Control transaction(s) includes future payments such as earn-out payments, escrowed proceeds, or post-closing adjustments (“Future Proceeds”), those amounts shall be included as part of the Company Value at the Estimated Present Fair Value.  The "Estimated Present Fair Value"  is the fair value, as of the date of the Change in Control, of the potential Future Proceeds as determined in good faith by the board of directors by (i) determining  the potential amounts of Future Proceeds and the probabilities of the actual receipt of such potential amounts of Future Proceeds (the "Probability Weighted Expected Payout"), and (ii) then determining the present value as of the date of the Change in Control of such Probability Weighted Expected Payout  by discounting at the prevailing rate on United States Treasury obligations having a maturity most closely approximating the period over which such Probability Weighted Expected Payout payments are expected to be made; provided, however, that financing in the form of notes or other debt obligations in an Equityholder financed (in whole or in part) Change in Control shall not be treated as Future Proceeds but rather such notes or other debt obligations shall be included in the calculation of Company Value in an amount equal to the principal amount owed thereunder, unless the Board of Directors determines that it would be unreasonable to do so, and in such case the Board of Directors shall in good faith determine the fair value of such notes or other debt obligations and include such fair value in the calculation of Company Value.  If any portion of the consideration paid or payable to, or for the benefit of, the Company and/or its equity security holders is paid in the form of equity securities or other equity interests, the value of such equity securities or interests shall be determined by the average of the last sale prices for such equity securities on the five trading days ending five days prior to the consummation of the Change in Control.  If such equity securities or interests do not have an existing public trading market, the value thereof shall be the fair market value thereof on the day prior to the consummation of the Change in Control as determined in good faith by the Company's Board of Directors.

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(f) "Competing Business” shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

(g) “Disability” means Executive’s absence from Executive’s duties with the Company on a full-time basis for at least one-hundred-eighty (180) consecutive days as a result of Executive’s incapacity due to physical or mental illness, unless within 30 days after Notice of Termination is given to Executive following such absence Executive shall have returned to the full-time performance of Executive’s duties.

(h) “Good Reason” shall mean "good reason" within the meaning of the safe harbor under Treasury Regulation § 1.409A-1(n)(2)

(i)  “Notice of Termination” shall mean a written notice of Executive’s termination by the Company or Executive, as the case may be, to the other, which written notice shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specify the date of termination; provided that the failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder; further provided that, with respect to any Qualifying Termination by the Executive ,the Executive must provide notice to the Company within 90 days of the initial condition giving rise to the Good Reason termination, and the Company shall have at least 30 days to cure the condition that gave rise to Good Reason; and further provided that in the event of a termination for Disability the date of termination shall be 30 days after Notice of Termination is given (provided that Executive shall not have returned to the performance of Executive’s duties on a full-time basis during such 30 day period).

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(j) "Qualifying Change in Control" means a Change in Control with respect to which the Company Value, as determined in good faith by the Board of Directors, is fifty million dollars ($50,000,000) or more as of the date of the Change in Control.

(k)  “Qualifying Termination” means a termination of Executive’s employment (i) by the Company other than for Cause, or (ii) by Executive for Good Reason.  Termination of Executive’s employment on account of death, Disability, Retirement or by Executive without Good Reason shall not be treated as a Qualifying Termination.

(l) “Retirement” means Executive’s termination of his employment on or after his attainment of age 65.

(m) “Terminate,” “terminated,” “termination,” or “termination of employment” shall mean separation from service as defined by Treasury Regulation § 1.409A-1(h).

(n) “Territory” shall mean any state in the continental United States of America and the States of Alaska and Hawaii into which the Company has sold products during the 60 day period ending of the date of the Executive's termination.

7. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina, without reference to principles of conflict of laws.

(b) Successors.

(i) This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of, and be enforceable by, Executive’s estate and legal representatives.

(ii) This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns.

(c) Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery (which shall include delivery via Federal Express or UPS) to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

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If to Executive:

Michael W. McMahon
5 St. Helaine Place
Greer, SC 29650

If to the Company:

SCIO DIAMOND TECHNOLOGY CORPORATION
411 University Ridge, Suite D
Greenville, SC 29601
Attention:

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(e) Captions.  The captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

(f) Severability.  If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal; provided, however, if the provision so held to be invalid, unenforceable or otherwise illegal cannot be reformed so as to be valid and enforceable, then it shall be severed from, and shall not affect the enforceability of, the remaining provisions of the Agreement.

(g) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(h) Entire Agreement. This Agreement embodies the entire agreement between the parties with respect to the subject matter addressed herein.  This Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof; provided that any written employment agreement and written agreement that is an exhibit or attachment thereto shall survive the execution of this Agreement and shall not be superseded by this Agreement.

[Signatures appear on the following page]

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IN WITNESS WHEREOF, the parties hereto have executed this Change in Control Agreement as of the date first above written.

SCIO DIAMOND TECHNOLOGY CORPORATION
ATTEST:
By:	By: /s/ Edward S. Adams
Name:	Name: Edward S. Adams
Title: Chairman

EXECUTIVE
ATTEST:
By: /s/ Amy Nicholls	By: /s/ Michael McMahon
Name: Amy Nicholls	Name: Michael McMahon
Title: Chief Operating Officer

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